                                                                    EXHIBIT 17


                       ---------------------------------


                          CBI EXECUTIVE LIFE INSURANCE
                                      PLAN


                       --------------------------------






                                                                       12/1/92

                       CBI EXECUTIVE LIFE INSURANCE PLAN


                 1.       Introduction

                 This document sets forth the terms of the CBI Executive Life Insurance Plan, a plan sponsored by CBI Industries, Inc. for Selected Key Executives of the Company, its subsidiaries and affiliates. This document, along with the Insurance Policy issued to the Executive or his designee under the Plan, the Assignment Form, the Plan Participation Form and the life insurance application documents described herein constitute the official Plan documents.

                 2.       Plan Purpose

                 The purpose of the Plan is to encourage Selected Key Executives, who have rendered and will render in the future valuable services to the Company, its subsidiaries and affiliates, to continue in employment by providing an insured death benefit with respect to the Executive before and after retirement.

                 3.       Effective Date

                 December 1, 1992

                 4.       Definitions

                 "Annual Premium" means the amount of consideration determined annually by the Insurance Company for an Insurance Policy issued under the Plan. For Plan purposes, if necessary, the Annual Premium shall be separated into two component parts: (i) the "Basic Annual Premium" shall be the part of the Annual Premium for standard risk life insurance coverage; and (ii) the "Extra Premium" shall be the part of the Annual Premium, if any, required for a life insurance risk determined by the Insurance Company to be substandard.

                 "Assignment" or "Assignment Form" means a written agreement between the Executive and the Rabbi Trust, whereby the Executive assigns certain Insurance Policy rights and interests to the Rabbi Trust, in accordance with the terms of the Plan documents.

                 "Beneficiary(ies)" means the individual(s) or entity(ies) designated by the Executive or his designee to be the beneficiary of certain Death Benefit Proceeds payable under the Insurance Policy subject to the terms of the Plan documents.

                 "CBI Group Life Insurance Plan" means that employee benefit plan sponsored by the Company that provides group life insurance benefits to certain salaried employees of the Company, its subsidiaries and affiliates, as it may hereinafter be amended, and including any successor plan(s).

                                                                       12/1/92

                 "CBI Long Term Disability Plan" means that employee benefit plan sponsored by the Company that provides disability benefits to certain salaried employees of the Company, its subsidiaries and affiliates, as it may be hereinafter amended,and including any successor plan(s).

                 "Change in Control" shall mean the occurrence at any time of any of the following events: (a) An "Acquiring Person" (as defined below) has become such; or "Continuing Directors" (as defined below) cease to comprise a majority of the Board of Directors of the Company. For purposes of this definition, the terms "Acquiring Person" and "Continuing Directors" shall have the same meaning as ascribed to such terms in the Amendment and Restatement of Rights Agreement dated as of March 4, 1986, between the Company and First Chicago Trust Company of New York, as Rights Agent, without regard to whether said Amendment and Restatement of Rights Agreement shall continue to remain in effect. For convenience of reference, the relevant portions of said Amendment and Restatement of Rights Agreement are reproduced as Exhibit B to this Plan document.

                 "Corporate Capital Interest" means, at the earliest of the following to occur, the cumulative amount of Annual Premiums paid by the Rabbi Trust for an Insurance Policy, less the cumulative amount of Imputed Income attributed to the Executive with respect to that Insurance Policy, plus whichever of the following is applicable: (i) the amount, if any, at the conclusion of the Normal Premium Period, by which the Insurance Policy's remaining cash value exceeds the projected amount of cash value for that Insurance Policy necessary, based on conservative, actuarial funding assumptions as determined at the time by the Plan Administrator, to provide the Executive or his designee with an Insurance Policy that will provide the Scheduled Death Benefit Amount without the necessity of any further payment of Annual Premiums by the Rabbi Trust, the Executive or his designee; (ii) the amount, if any, in the event the Executive dies before the Corporate Capital Interest is otherwise recovered, by which the Death Benefit Proceeds of the Insurance Policy exceed the Scheduled Death Benefit Amount for the Executive at the time of death; or (iii) the amount, if any, in the event of the insolvency of the Company, the termination of the Plan pursuant to Section 12, or the termination of the Executive's employment for any reason other than death or Retirement, by which the Insurance Policy's remaining actual cash value exceeds an estimated cash value determined by the Plan Administrator, provided that the estimated cash value shall be equal to that amount of cash value which would have accumulated in the Insurance Policy had Annual Premiums been paid based upon: (a) the Executive's actual Salary progression rather than the assumed Salary progression utilized by the Company in determining funding of the Insurance Policy; and (b) the actual earnings performance of the Insurance Policy rather than the earnings assumptions attributed to the Insurance Policy utilized by the Company in determining the funding of the Insurance Policy. At all times, the amount of the Corporate Capital Interest shall be determined by the Company, and such determination shall be binding upon the Insurance Company and any person or entity having an ownership or beneficial interest in the Insurance Policy. The Corporate Capital Interest shall be reduced by policy loans, if any (including interest thereon), made by the Rabbi Trust from the Insurance Policy.

                                                                        12/1/92

                 "Company" means CBI Industries, Inc., a Delaware corporation, and its successors and assigns.

                 "Death Benefit" or "Death Benefit Proceeds" means the amount of proceeds paid, or to be paid, at the death of the Executive by the Insurance Company under an Insurance Policy.

                 "Executive" or "Selected Key Executive" (collectively "Executives" or "Selected Key Executives") means: (i) an actively employed executive of the Company, or one of its subsidiaries or affiliates, nominated by an Officer of the Company, and approved by the Chairman of the Board of Directors of the Company, to be eligible to participate in the Plan; or (ii) a retired Executive of the Company, or one of its subsidiaries or affiliates, who was participating in the Plan at the date of Retirement.

                 "Imputed Income" means that amount of annual income imputed to the Executive equal to the lower of (i) the one-year term insurance premium rate prescribed by the Internal Revenue Service or (ii) the Insurance Company's alternate term insurance premium rate, with either (i) or (ii), as applicable, multiplied by the Scheduled Death Benefit Amount provided to the Executive under the Plan at the time such imputed income is determined.

                 "Insurance Company" means the life insurance company(ies) selected by the Company to issue Insurance Policies pursuant to the Plan.

                 "Insurance Policy" means the life insurance policy, together with additional policy benefits and riders, if any, issued by the Insurance Company pursuant to the Plan. Unless otherwise required by the Plan, Insurance Policy terms used herein shall have the same meaning as in the Insurance Policy.

                 "Normal Premium Period" means that time period during which the Rabbi Trust will pay Annual Premiums, subject to the limits on the amount of Annual Premiums to be paid by the Rabbi Trust set forth in Section 15, to the Insurance Company for an Insurance Policy issued pursuant to the Plan. The Normal Premium Period will extend from the date the first Annual Premium is paid until the later to occur of either: (i) the date the Executive reaches age sixty-five (65); or (ii) the date the cumulative amount of Annual Premiums paid by the Rabbi Trust and, if applicable, the cumulative amount of Extra Premiums paid by the Executive or his designee pursuant to Section 15, create sufficient cash value under the Insurance Policy, after taking into account the recovery of the Corporate Capital Interest by the Rabbi Trust, so that the Scheduled Death Benefit Amount can be sustained without further payment of Annual Premiums by the Rabbi Trust, the Executive or his designee, provided that this period shall generally not be less than ten (10) years nor more than fifteen
(15) years.

                 "Plan" means the CBI Executive Life Insurance Plan.

                 "Plan Participation Form" means a written agreement between the Executive and the Company, wherein the Executive is designated as being eligible to participate in the Plan, and whereby the Executive and the Company agree to be bound by the terms and conditions of the Plan.

                                                                        12/1/92
                                      -3-

                 "Rabbi Trust" means the CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust, a trust established by the Company for the purpose of providing funds for certain employee benefits.

                 "Retirement" means retirement under the CBI Pension Plan.

                 "Salary" means: (i) in the case of an Executive paid on the basis of a weekly base salary, the Executive's base weekly salary expressed in terms of United States dollars, or the currency in which the Executive is normally paid, multiplied by fifty-two (52); or (ii) in the case of an Executive paid on any basis other than a weekly base salary, the aggregate of the Executive's base salary expressed in terms of United States dollars, or the currency in which the Executive is normally paid, received each pay period, multiplied by the number of pay periods normally occurring during a calendar year.

                 "Scheduled Death Benefit Amount" means that amount of life insurance which is set forth in Appendix A and is to be provided to the Executive pursuant to the Plan.

                 Definitions of other terms are provided in the Plan.

                 5.       Eligibility

                 Selected Key Executives nominated by an Officer of the Company and approved by the Chairman of the Board of Directors of the Company are eligible to participate in the Plan as indicated herein.

                 6.       Participation

                 Participation begins on the date an Insurance Policy under the Plan is issued on the life of the Executive to the Executive or his designee and all other Plan documents are completed by the Executive to the satisfaction of the Plan Administrator and the Insurance Company. Participation in the Plan by an Executive will not cause that Executive's participation in the CBI Group Life Insurance Plan to terminate.

                 7.       Plan Operation

                 The Plan is a "split dollar" life insurance program. In general, the Executive or his designee is the owner of an Insurance Policy on the Executive's life issued by the Insurance Company, for which the Company, through the Rabbi Trust, pays the Annual Premiums for the duration of the Normal Premium Period. The Company, through the Rabbi Trust, retains an economic interest in both the cash value and Death Benefit Proceeds of the Insurance Policy documented by the Assignment Form. Except as otherwise provided in the Plan, the Executive is not responsible for payment of Annual Premiums, but under United States tax laws in effect on the effective date of the Plan, the Executive may be responsible for paying income tax on the Imputed Income attributed to the Executive's participation in the Plan until the Rabbi Trust recovers the Corporate Capital Interest and cancels the Assignment Form. Executives who are not covered by

                                                                        12/1/92

 United States income tax laws may have income tax or other tax consequence under applicable laws of other countries.

                 The Scheduled Death Benefit Amount provided to the Executive will be a multiple of the Executive's Salary. The amount of the Executive's multiple is set forth in Exhibit A.

                 If applicable, at the conclusion of the Normal Premium Period, the Rabbi Trust will cease paying Annual Premiums and, under the Assignment Form, will recover from the Insurance Policy's cash value the Corporate Capital Interest. The aggregate amount of Annual Premiums paid by the Rabbi Trust is intended to produce sufficient cash value so that after the Rabbi Trust recovers the Corporate Capital Interest and cancels the Assignment Form, the Executive or his designee will own the Insurance Policy providing the Scheduled Death Benefit Amount without payment of any further Annual Premiums. The Executive or his designee may continue the Scheduled Death Benefit Amount from the Insurance Policy or withdraw all or part of the remaining cash value at any point after the Rabbi Trust has recovered the Corporate Capital Interest, although withdrawing cash value will void the guarantee under Section 8. In the event the Executive dies before the Corporate Capital Interest is recovered, the Rabbi Trust will recover the Corporate Capital Interest from the Death Benefit Proceeds attributable to the Executive's Insurance Policy pursuant to the Assignment Form.

                 8.       Guarantee of Benefits

                 The funding of the Plan is intended to create sufficient cash values in the Insurance Policy at the conclusion of the Normal Premium Period so that the Scheduled Death Benefit Amount will be available under the Insurance Policy until the Executive's death, based upon conservative, actuarial assumptions as determined from time to time by the Plan
Administrator.

                 However, in the event the Death Benefit Proceeds actually paid to the Beneficiary under the Insurance Policy are not at least equal to the Scheduled Death Benefit Amount, or, if applicable, the Reduced Death Benefit as provided in Section 15, an additional payment will be made from the Rabbi Trust to the Beneficiary. The amount of this additional payment from the Rabbi Trust will be the difference between the Scheduled Death Benefit Amount, or Reduced Death Benefit, whichever is applicable, and the Death Benefit Proceeds actually paid to the Beneficiary under the Insurance Policy, adjusted so that the total net after tax amount payable to the Beneficiary, both from the Insurance Policy and the Rabbi Trust, after taking into account the assumed liability of the Beneficiary to pay income taxes on the additional payment from the Rabbi Trust, equals the Scheduled Death Benefit Amount, or Reduced Death Benefit, as the case may be, under the Insurance Policy.

                 For purposes of determining assumed income taxes under this Section, the highest marginal personal United States Federal Income Tax rate for married individuals filing jointly in effect at the date of the Executive's death will be used.

                                                                        12/1/92

                 It is the intent of the Plan to guarantee the Scheduled Death Benefit Amount only insofar as such guarantee is described in this Section, and there is no other guarantee concerning the cash value or any other Death Benefit Proceeds under the Insurance Policy at any time. Furthermore, the guarantee under this Section shall be void and of no effect in the event the Executive or his designee withdraws any part of the cash value or dividends payable under the Insurance Policy following recovery of the Corporate Capital Interest and cancellation of the Assignment Form. In the event the Executive or his designee obtains a loan under the Insurance Policy which has not been completely repaid at the date of the Executive's death, the guarantee provided by this Section shall be reduced by the amount of any such loan and any unpaid interest thereon.

                 The guarantee under this Section shall not apply in the event the Insurance Company, during the two year contestability period that begins with the date of issue of the Insurance Policy, rescinds the Insurance Policy or denies a claim thereunder on the basis of a misstatement in Insurance Company applications, or in the event the Insurance Company denies or limits a claim where the Executive dies by suicide within one year from the date of issue of the Insurance Policy.

                 9.       Scheduled Death Benefit Amount

                 The Executive's Scheduled Death Benefit Amount is set forth in Appendix A.

                 10.      Company Participation in Funding of Plan

                 Subject to the terms of the Plan, the Company, through the Rabbi Trust, will pay Annual Premiums for Insurance Policies issued pursuant to the Plan until the earliest to occur of the following:

                                - The termination of the Normal Premium Period.

                                - The Executive's death.

                                - The Executive's termination from employment
                                  by reason other than death or Retirement, provided the Executive's termination is not in connection with a Change in Control.

                 Upon the earliest to occur of these events, the Rabbi Trust will withdraw the Corporate Capital Interest and terminate the Assignment against the Insurance Policy. Prior to such withdrawal, the Rabbi Trust may borrow against the Insurance Policy to the extent of the Corporate Capital Interest.

                 If the Executive is living after the Rabbi Trust withdraws the Corporate Capital Interest, the Executive or his designee will own the Insurance Policy free of any interest on the part of the Company or the Rabbi Trust and may then exercise without restriction all the rights available under the Insurance Policy, although the exercise of such rights may affect the guarantee provided under Section 8.

                                                                        12/1/92
                                      -6-

                 11.      Security

                 The Company will ensure that the Rabbi Trust, on each date on which the Rabbi Trust evaluates its obligations, has sufficient assets to provide funding equal to the net present value (utilizing a discount rate equal to the Insurance Company's then current dividend rate minus 100 basis points) of future Annual Premiums for Insurance Policies issued to Executives under the Plan and against which the Rabbi Trust holds an Assignment Form payable for the next ten (10) years (hereinafter the "Security Fund"). In the case of a decision by the Company to terminate or amend the Plan pursuant to Section 12, or if the Company fails or refuses to ensure that the Rabbi Trust has sufficient assets available to meet funding obligations pursuant to the Plan, the Security Fund shall be used by the Rabbi Trust to pay Annual Premiums on the Insurance Policies to the extent and in the amount available.

                 In the case of the insolvency of the Company, the Rabbi Trust would be subject to the claims of the Company's creditors (which would include participants in the Plan) and funds in the Rabbi Trust (including the Security
Fund) may not be available to pay future Annual Premiums or to meet the guarantee to participants under Section 8. The amount of the Corporate Capital Interest in the Insurance Policies would also be subject to the claims of the Company's creditors. The interests of the Executive under the Insurance Policy in excess of the Corporate Capital Interest, however, generally should not be subject to the claims of the Company's creditors.

                 Accordingly, in the case of the insolvency of the Company (as that term is defined in the Rabbi Trust) the Rabbi Trust will recover from the Insurance Policy the Corporate Capital Interest, to the extent allowed by law, terminate the Assignment of the Insurance Policy and have no further obligations under this Plan. The Executive or his designee may thereafter elect to maintain the Insurance Policy by assuming responsibility for paying Annual Premiums. If the Executive or his designee elects to maintain the Insurance Policy, he will deal directly with the Insurance Company.

                 12.      Right to Terminate or Amend

                 The Company reserves the right to terminate the Plan if the Company, in its sole discretion, determines that changes in the U.S. tax laws or other laws, or other government action or events beyond the control of the Executive or the Company adversely and materially affect the Plan. If the Plan is terminated and the Company has instituted at the time of termination of the Plan a comparable replacement plan providing benefits, security and a guarantee to all Executives not less than the benefits, security and guarantee provided under the Plan, the Rabbi Trust may recover the Corporate Capital Interest from the Insurance Policies and the guarantee provided under Section 8 of the Plan shall be void and of no further force and effect.

                 If the Plan is terminated and a comparable replacement plan has not been instituted at the time of termination of the Plan, to the extent outlined in Section 11 payment of future Annual Premiums will be made from the Rabbi Trust from the Security Fund. The Rabbi Trust will thereafter recover the Corporate Capital Interest upon the earliest to occur of

                                                                        12/1/92
                                      -7-
the following: (a) the date on which funds in the Security Fund are exhausted; or (b) the date on which the Company's obligations to pay Annual Premiums pursuant to Section 10 ceases.

                 Subsequent to termination of the Plan, the Company may institute, at any time, a comparable replacement plan providing benefits, security and a guarantee to all Executives not less than the benefits, security and guarantee previously provided by the Plan, in which event the Rabbi Trust may recover the Corporate Capital Interest upon institution of the replacement plan, and the guarantee previously provided under Section 8 of the Plan and surviving the prior termination shall be void and of no further force and effect.

                 In the event the Company does not institute a comparable replacement plan, as previously defined, the guarantee provided in Section 8 shall survive termination of the Plan.

                 Following termination of the Plan and recovery of the Corporate Capital Interest, the Executive or his designee will thereafter have the option of surrendering his share of the Insurance Policy for its remaining cash value or making Annual Premium payments, if required, directly to the Insurance Company in order to maintain the Insurance Policy.

                 The Company may amend the Plan at any time, provided that no amendment shall reduce or eliminate the obligation of the Rabbi Trust to make payments of the guarantee of benefits as described in the Plan, and that any amendment to reduce or eliminate the obligation to provide the Security Fund shall be prospective in application only. No amendment shall reduce the benefits in effect for Executives before the amendment without the prior written consent of the Executives affected by the amendment whose Scheduled Death Benefit Amounts in the aggregate represent at least 51% of the total amount of Scheduled Death Benefit Amounts then provided to them. Amendments to the Plan shall be made by a written instrument signed by the Plan Administrator. The Plan Administrator will inform Executives affected by the amendment in writing of the amendment to the Plan.

                 13.      Termination of Employment

                 If the Executive's employment is terminated for any reason other than death or Retirement, and the Executive's termination is not in connection with a Change in Control of the Company, the Rabbi Trust will withdraw the Corporate Capital Interest and terminate the Assignment. The Executive or his designee may thereafter maintain the Insurance Policy by assuming responsibility for paying Annual Premiums. If the Executive or his designee elects to maintain the Insurance Policy, he will deal directly with the Insurance Company. Thereafter, neither the Company nor the Rabbi Trust shall have further responsibility to such Executive for any of the benefits or the guarantee of benefits provided under the Plan.

                 If the employment of an Executive is terminated in connection with a Change in Control of the Company, Annual Premiums will be paid by the Rabbi Trust to the extent of the Security Fund as provided in Section 11.

                                                                       12/1/92

                 14.      Disability

                 If the Executive becomes disabled and, as a result, becomes eligible for benefits from the CBI Long-Term Disability Plan, the Executive will be treated as being actively employed for purposes of this Plan and subject to the terms of this Plan. If an Executive who is receiving benefits from the CBI Long Term Disability Plan retires under the CBI Pension Plan, the Executive will be deemed retired for purposes of this Plan.

                 15.      Underwriting

                 In order to participate in the Plan and be issued an Insurance Policy under the Plan, the Executive will be required to provide medical evidence of insurability satisfactory to the Insurance Company. This medical evidence will include taking a physical examination.

                 If the Insurance Company, based upon the medical evidence obtained, issues an Insurance Policy on the Executive's life that will require the payment of an Extra Premium, the Rabbi Trust will pay that portion of the Extra Premium that does not exceed 40% of the Basic Annual Premium. The Executives affected by the requirement for an Extra Premium will be so notified.

                 If the cost of the Extra Premium exceeds 40% of the Basic Annual Premium, the following three (3) options will be available to the Executive or his designee:

                                - Pay that portion of the Extra Premium that
                                  exceeds 40% of the Basic Annual Premium in order to maintain an Insurance Policy that will provide the Scheduled Death Benefit Amount;

                                - Accept a Death Benefit equal to the amount of
                                  Death Benefit the Basic Annual Premium and that portion of the Extra Premium that does not exceed 40% of the Basic Annual Premium would purchase (herein the "Reduced Death Benefit"). If the Executive elects to accept a Reduced Death Benefit, the obligation to provide the Scheduled Death Benefit Amount and the guarantee under Section 8 shall be limited to the amount of the Reduced Death Benefit; or

                                - Remain a participant in the CBI Group Life
                                  Insurance Plan, and not participate in the Plan.

                 If the Insurance Company determines that the Executive is uninsurable, the Executive will remain a participant in the CBI Group Life Insurance Plan, and will not be a participant in this Plan.

                 Benefit changes brought about by changes in Salary will be handled as follows:

                                - Except as provided below, adjustments will be
                                  made to the Scheduled Death Benefit Amount provided by the Insurance Policy at the same time

                                                                        12/1/92
                                  that the Salary change is effective and, in general, these adjustments will not require medical evidence.

                                - Where any Salary increase in any calendar
                                  year causes an increase in the Scheduled
                                  Death Benefit Amount in excess of 8%, medical evidence of insurability may be required for the portion of the Scheduled Death Benefit Amount increase exceeding 8%. If an Executive is found uninsurable based on medical evidence for the portion of the Scheduled Death Benefit Amount increase exceeding 8%, the Scheduled Death Benefit Amount increase for that year will be limited to that amount not exceeding 8%.

                                  If the Insurance Company determines that an Extra Premium will be required on the Scheduled Death Benefit Amount increase, the Rabbi Trust will pay that portion of the Extra Premium that does not exceed 40% of the Basic Annual Premium applicable to the increase in Scheduled Death Benefit Amount. If the Extra Premium exceeds 40% of the Basic Annual Premium required for the Scheduled Death Benefit Amount increase, the options set forth previously in this Section will be available to the Executive.

                 16.      Enrollment Procedures

                 To participate in the Plan, the Executive must:

                                - Sign a Plan Participation Form.

                                - Designate who will apply for and be the owner
                                  of the Insurance Policy to be issued, if other than the Executive.

                                - Complete any required Insurance Company
                                  applications and cooperate in providing the Insurance Company with medical evidence of insurability.

                                - Designate a Beneficiary under the Insurance
                                  Policy.

                                - Sign an Assignment Form.


                 17.      Plan Administration

                 Unless otherwise designated in writing by the CBI Industries, Inc. Vice President of Administration, the Plan Administrator ("Plan Administrator") will be the CBI Industries, Inc. Director of Human Resources, 800 Jorie Boulevard, Oak Brook, IL 60521-2268, (708) 572-7000, who shall have control over the administration and interpretation of the Plan. To the extent not limited otherwise in this Plan, the Plan Administrator shall have full and absolute discretion to construe, interpret and apply the terms of the Plan, and

                                                                         12/1/92
                                      -10-
decisions of the Plan Administrator shall be final and binding on all parties to the fullest extent permitted by law. The Plan Administrator will have all power needed to carry out his duties, and as he deems necessary or advisable, may adopt rules and regulations relating to the Plan, may delegate administrative responsibilities to advisors or other persons, and may rely on information or opinions of legal counsel or experts.

                 The Insurance Company under the Plan is Northwestern Mutual Life Insurance Company, 720 E. Wisconsin Avenue, Milwaukee, WI 53202, (414) 299-1444, unless such other Insurance Company is selected by the Company. The Insurance Company shall be responsible for all matters relating to any Insurance Policy.

                 The trustee of the Rabbi Trust is the Gary-Wheaton Bank, 120 East Wesley, Wheaton, IL 60187, (708) 665-2600.

                 18.      Claims Procedure

                 For all benefits to be paid by the Insurance Policy, the claims procedure will be the claims procedure established by the Insurance Company. In any other case, a written claim must be filed with the Plan Administrator or the Trustee of the Rabbi Trust. The Plan Administrator or the Trustee of the Rabbi Trust, as applicable, will fully and fairly review all claims and provide a final written decision within sixty (60) days of the date the claim is received by the Plan Administrator or the Trustee.

                 The Plan Administrator is designated as the agent to receive service of legal process on behalf of the Plan.

                 19.      No Relation Between Plan and Continued
                          Employment
                          --------------------------------------

                 Nothing in this Plan and/or any actions taken under it shall be construed or interpreted as a contract of employment giving the Executive a right to be retained as an employee of the Company for any period of time, or to restrict the right of the Company or the Executive to terminate employment at any time for any reason, or to give the Executive a right to continued employment in a capacity eligible to participate in the Plan.

                 20.      Rules of Construction

                 As used in this Plan and where appropriate, the singular shall include the plural, and vice versa, and the masculine shall include the feminine, and vice versa.

                 21.      Statement of ERISA Rights

                 Executives are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Executives

                                                                         12/1/92
                                      -11-
and their beneficiaries and designees. The Company may not fire or otherwise discriminate against the Executive in any way to prevent him from obtaining Plan benefits to which he is entitled or from exercising his rights under ERISA. If a claim for a benefit is denied in whole or in part, the Executive must receive a written explanation of the reason for the denial. The Executive has the right to have the Plan reviewed and his claim reconsidered. Under ERISA, there are steps to enforce the above rights. For instance, if a claim for benefits is denied or ignored, in whole or in part, the Executive may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if the Executive is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees, for example, if it finds that the Executive's claim is frivolous. If there are any questions about this statement or the Executive's rights under ERISA, contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

                 22.      Controlling Law

                 To the extent not controlled by federal law, the Plan shall be interpreted according to the laws of the State of Illinois.

                                                                        12/1/92

                       CBI EXECUTIVE LIFE INSURANCE PLAN
                                   APPENDIX A





Your Scheduled Death Benefit Amount under the Plan as of December 1, 1992, is:


                 Scheduled Death Benefit Amount
                 ------------------------------
                 Pre-Retirement            4 x Salary at Date of Death
                 Post-Retirement           2 x Salary at Date of Retirement

                                   APPENDIX B

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                 Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                 1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Stock of the Company then outstanding; provided, however, that if a Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock


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

of the Company, then such Person shall be deemed to be an "Acquiring Person".

                 1.2 "Acquisition Event" shall mean a Subsection 11.1(b) Event (as such term is hereinafter defined) or any event described in subsection 13.1 hereof.

                 1.3  "Adjustment Shares" shall have the meaning set forth in subsection 11.1(b).

                 1.4 "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.

                 1.5  A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

                 (a) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

                 (b) which such Person or any of such Person's Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the

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

States of New York or Illinois are authorized or obligated by law or executive order to close.

                 1.7 "Close of business" on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

                 1.8 "Common Stock" when used with reference to the Company shall mean the common stock, $2.50 par value per share, of the Company.
"Common Stock" when used with reference to any Person other than the Company which is organized in corporate form shall mean the capital stock or other equity security with the greatest voting power of such Person. "Common Stock" when used with reference to any Person which is not organized in corporate form shall mean units of beneficial interest which represent the right to participate in profits, losses, deductions and credits of such Person and which shall be entitled to exercise the greatest voting power per unit of such Person.

                 1.9 "Common Stock equivalents" shall have the meaning set forth in subsection 11.1(c) hereof.

                 1.10 "Continuing Director" shall mean any member of the Board, while such person is a member of the Board, who

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

is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the date of this Agreement. A "Continuing Director" shall also mean any person who subsequently becomes a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if
(a) such person's nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors or (b) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors.

                 1.11 "Current Market Price" shall have the meaning set forth in subsection 11.4 hereof.

                 1.12 "Current Value" shall have the meaning set forth in subsection 11.1(c) hereof.

                 1.13 "Distribution Date" shall have the meaning set forth in subsection 3.1 hereof.

                 1.14 "equivalent preferred stock" shall have the meaning set forth in subsection 11.2 hereof.

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

                                   BACKGROUND


                 Amendment of the Company's Shareholders' Rights Plan on December 20, 1994 has caused there to be certain inconsistencies in the language of the CBI Executive Life Insurance Plan, CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust (the Rabbi trust) and certain Executive Termination Agreements. It is recommended that the Board adopt the following resolutions in order to amend the documents related to the foregoing in order to correct such inconsistencies.

                                 --------------

                 RESOLVED, that the definition of "Change in Control" set forth in Section 4 of the CBI Executive Life Insurance Plan is hereby amended to read as follows:

                 "Change in Control" shall mean the occurrence at any time of any of the following events:

                 (a) An "Acquiring Person" (as defined below) has become such; or

                 (b) "Continuing Directors" (as defined below) cease to comprise a majority of the Board of Directors of the Company.

                 For purposes of this definition, the terms "Acquiring Person" and "Continuing Directors" shall have the same meaning as ascribed to such terms in the Amendment and Restatement dated as of August 8, 1989, of Rights Agreement dated as of March 4, 1986, between the Company and First Chicago Trust Company of New York, as Rights Agent, as has been or may be amended from time to time; and that the Plan Administrator is authorized to take such actions as necessary to implement said amendment to the CBI Executive Life Insurance Plan, including but not limited to informing executives who participate in said plan in writing of the aforementioned amendment.

                 FURTHER RESOLVED, that Section 5.3 of the CBI Industries, Inc. Supplemental Survivors' Benefit, Executive Life Insurance and Benefit Restoration Trust is hereby amended to read as follows:

                          5.3 AMENDMENT OF TRUST PRIOR TO CHANGE IN CONTROL. Notwithstanding Section 5.1, CBI may amend (but not revoke) this


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

                 Trust Agreement prior to a Change in Control (as defined below) with respect to Participants, Designees, Beneficiaries and the Trustee without limitation and in any manner and effective as of any date, including a retroactive effective date, by delivery to the Trustee of a written notice executed by CBI of the substance and effective date of such amendment, accompanied by the written certification of the Secretary of CBI that no Change in Control has occurred; provided that no amendment may have the effect of revoking the Trust by returning to CBI or diverting to others any of the Trust Fund before all payment of benefits and premiums have been made to or for the benefit of Participants and their Designees and Beneficiaries pursuant to the terms of the Plan(s), except as provided in Section 1.3; and, provided further, that no amendment shall enlarge the duties or responsibilities of the Trustee without its written consent. For purposes of this
                 Section 5.3, the term "Change in Control" shall mean the occurrence at any time of any of the following events:

                 (a) An "Acquiring Person" (as defined below) has become such; or

                 (b)      "Continuing Directors" (as defined below) cease to
                           comprise a majority of the Board of Directors of CBI.

                 For purposes of this Section 5.3, the terms "Acquiring Person" and "Continuing Directors" shall have the respective meaning as ascribed to such terms in that certain Amendment and Restatement dated as of August 8, 1989, of Rights Agreement dated as of March 4, 1986, between CBI and First Chicago Trust Company of New York, as Rights Agent, as has been or may be amended from time to time. If a Change in Control occurs, CBI shall within five (5) days notify the Trustee in writing of that fact and the date thereof, and CBI shall upon the written request of the Trustee and may at any other time in its discretion notify the Trustee in writing whether a Change in Control is expected to occur; provided, however, that the Trustee shall have sole discretion to determine for purposes of this Trust Agreement whether a Change in Control has actually occurred, and such determination shall be conclusive and binding on all parties hereto.

                 FURTHER RESOLVED, that Section 2 of each Executive Termination Agreement entered into between the Corporation and an executive of the Corporation is hereby amended to read as follows:

                 2. Change in Control. The term "Change in Control" shall mean the occurrence at any time of any of the following events:


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

                 (a) An "Acquiring Person" (as defined below) has become such; or

                 (b) "Continuing Directors" (as defined below) cease to comprise a majority of the Board of Directors of CBI.

                 For purposes of this Agreement, the terms "Acquiring Person" and "Continuing Directors" shall have the same meaning as ascribed to such terms in that certain Amendment and Restatement dated as of August 8, 1989, of Rights Agreement dated as of March 4, 1986, between CBI and First Chicago Trust Company of New York, as Rights Agent, as has been or may be amended from time to time.

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